Exhibit 99.1

May 1, 2007
For Immediate Release

Media Contact:	Investor Contact:

Jessica Lindl	Jane A. Freeman
Vice President of Marketing	Senior Vice President and CFO
Scientific Learning Corporation	Scientific Learning Corporation
(510) 625-6784	(510) 625-2281
jlindl@scilearn.com	investorrelations@scilearn.com

Scientific Learning Reports First Quarter Results
Revenue of $8.8 Million

Oakland, CA, May 1, 2007 - Scientific Learning (NASDAQ: SCIL) today announced its revenue for the quarter ended March 31, 2007 was $8.8 million, compared to $7.8 million for the quarter ended March 31, 2006, an increase of 13%.

“As expected, comparisons for the first quarter were tough. Last year, first quarter booked sales rose 44%; in 2007 booked sales declined 14%. In the first quarter, we made eight sales over $100,000, compared to eighteen in the first quarter of 2006,” said Robert C. Bowen, Chairman and CEO of Scientific Learning. “Our quarterly growth rates are frequently lumpy, and the first quarter is by far the smallest sales and revenue quarter of the year. Entering the second quarter with a larger sales organization and record pipelines, we remain confident about our prospects for the year overall.”

Gross margins were 71% in the first quarter of 2007, compared to 72% in the same quarter of 2006. Gross margins declined primarily due to a higher proportion of service and support revenue in the mix. Service and support gross margins improved to 33% in the first quarter of 2007 from 26% in the first quarter of 2006.

Operating expenses in the first quarter of 2007 increased 17% and totaled $9.3 million, compared to $8.0 million in the first quarter of 2006. The major factors were increased sales and marketing expenses. “These expense increases are consistent with our plans for the year,” said Mr. Bowen. “The first quarter is an important selling and marketing period ahead of key purchase decisions often made in the second and third quarters.” The operating loss for the quarter was $3.1 million, compared to an operating loss of $2.3 million in the first quarter of 2006.

The net loss for the quarter was $2.6 million, and the loss per share was $.15, compared to a net loss of $2.2 million and $.13 per share in the first quarter of 2006.

Cash and equivalents totaled $12.1 million on March 31, 2007, compared to $8.2 million on March 31, 2006. Accounts receivable totaled $4.7 million at quarter end, compared to $5.1million on March 31, 2006.

Scientific Learning adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) at the beginning of fiscal year 2007. Pursuant to FIN 48, the Company evaluated and measured the amount of income tax benefits to be recognized for all of its income tax positions. There was no adjustment to retained earnings as a result of the adoption of FIN 48.

Business Outlook

“We have not changed our expectations for 2007 financial results,” said Mr. Bowen. For the year ending December 31, 2007, revenue is expected to be in the range of $49.0 to $52.0 million, compared to $41.0 million in 2006. The Company expects to report a net profit of between $3.7 and $4.6 million compared to $208,000 in 2006. Fully diluted earnings per share in 2007 are expected to be in the range of $.20 to $.25 compared to $.01 in 2006.

The projection for 2007 assumes an effective tax rate of 4%. Scientific Learning expects to reevaluate the full valuation allowance for its deferred tax asset as part of the 2008 planning process and may release part of the valuation allowance during the fourth quarter of 2007. It is unable to estimate the size of the release at this time. The remaining valuation allowance will continue to be evaluated over future quarters.

The above targets represent the Company’s current revenue and earnings goals as of the date of this release. Scientific Learning does not expect to update the business outlook until the release of its next quarterly earnings announcement. However, the Company may update the business outlook or any portion thereof at any time for any reason.

Conference Call Information

The Company will host a conference call at 5:00 p.m. EDT / 2:00 p.m. PDT on Tuesday, May 1, 2007. The conference call will be available live on the Investor Information portion of the Company’s web site at http://www.scilearn.com/investorinfo. The conference call can also be accessed at 866.770.7125 (domestic) or 617.213.8066 (international). The access code “34007944” is required to access the call. Please dial in or visit the web site at least 10 minutes prior to the commencement of the call to ensure your participation. A replay of this teleconference will be made available on the Scientific Learning web site approximately two hours following the conclusion of the call.

About Scientific Learning Corporation

Scientific Learning produces the patented Fast ForWord® family of products, a series of computer-delivered intervention products that build learning capacity by developing the neurocognitive skills required to read and learn effectively. These foundational skills are built through a series of brain-based exercises that create fast, effective, and enduring results. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord products use patented technology and applications of validated neuroscience principles to help children, adolescents, and adults build the language and reading skills widely recognized as the keys to all learning.

The exercises align with the scientifically based reading-research guidelines and the requirements of the No Child Left Behind Act. The efficacy of the products and the science behind them has been confirmed by more than 500 studies and foundational research publications.

For more information about Scientific Learning and its products, visit our Web sites at www.scientificlearning.com and www.brainconnection.com, or call toll-free 888-452-7323.

This press release contains projections and other forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, the statements in the Business Outlook section of this release and statements relating to projected levels of revenue, sales, profit or loss, earnings per share, effective tax rate and other financial results and trends in the education market. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; expense levels at the Company; risks associated with litigation and intellectual property; and other risks detailed in the Company’s SEC reports, including but not limited to the Report on Form 10-K (Part 1. Item 1. Business), filed March 8, 2007.

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SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)
Unaudited

	March 31, 2007	December 31, 2006	March 31, 2006

Assets
Current assets:
Cash and cash equivalents	$12,108	$16,364	$8,196
Accounts receivable, net	4,706	7,098	5,149
Prepaid expenses and other current assets	1,286	971	1,333

Total current assets	18,100	24,433	14,678

Property and equipment, net	1,140	941	624
Other assets	901	909	996

Total assets	$20,141	$26,283	$16,298

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$646	$607	$221
Accrued liabilities	3,690	5,089	3,428
Deferred revenue	12,694	14,786	10,944

Total current liabilities	17,030	20,482	14,593
Deferred revenue, long-term	3,491	4,373	5,012
Other liabilities	422	411	379

Total liabilities	20,943	25,266	19,984

Stockholders’ equity (deficit):
Common stock and addditional paid in capital	79,718	78,909	76,588
Accumulated deficit	(80,520)	(77,892)	(80,274)

Total stockholders’ equity (deficit):	(802)	1,017	(3,686)

Total liabilities and stockholders’ equity (deficit)	$20,141	$26,283	$16,298

Press Release Balance Sheet

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
Unaudited

	Three months ended March 31,

	2007	2006

Revenues:
Products	$5,453	$5,348
Service and support	3,359	2,483

Total revenues	8,812	7,831

Cost of revenues:
Cost of products	306	320
Cost of service and support	2,253	1,849

Total cost of revenues	2,559	2,169

Gross profit	6,253	5,662

Operating expenses:
Sales and marketing	6,406	5,379
Research and development	1,146	1,022
General and administrative	1,771	1,567

Total operating expenses	9,323	7,968

Operating income loss	(3,070)	(2,306)

Other income from related party	78	37
Interest and other income	255	95

Net loss before income tax	(2,737)	(2,174)
Income tax provision (benefit)	(109)	—

Net loss	$(2,628)	$(2,174)

Basic net loss per share:	$(0.15)	$(0.13)

Shares used in computing basic net loss per share	17,003	16,797

Diluted net loss per share:	$(0.15)	$(0.13)

Shares used in computing diluted net loss per share	17,003	16,797

Press Release Income Statement

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended March 31,

	2007	2006

Operating Activities:
Net loss	$(2,628)	$(2,174)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	82	97
Stock based compensation	465	381
Changes in operating assets and liabilities:
Accounts receivable	2,392	(1,630)
Prepaid expenses and other current assets	(315)	(21)
Other assets	8	11
Accounts payable	39	7
Accrued liabilities	(1,399)	462
Deferred revenue	(2,974)	(1,047)
Other liabilities	11	(7)

Net cash provided by used in operating activities	(4,319)	(3,921)

Investing Activities:
Purchases of property and equipment, net	(281)	(187)
Maturity of investments		3,043
Repayment on officer loans and accrued interest		213

Net cash provided by (used in) investing activities	(281)	3,069

Financing Activities:
Proceeds from issuance of common stock, net	344	26

Net cash provided by financing activities	344	26

Decrease in cash and cash equivalents	(4,256)	(826)

Cash and cash equivalents at beginning of period	16,364	9,022

Cash and cash equivalents at end of period	$12,108	$8,196

Press Release Cash Flow